Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-18962, 333-5709 and 333-50749 on Form S-3 and Registration Statement Nos. 33-91340 and 33-92918 on Form S-8 of Energy Conversion Devices, Inc., of our report dated September 24, 1999, appearing in this Annual Report on Form 10-K of Energy Conversion Devices, Inc. for the year ended June 30, 1999.


/s/ Deloitte & Touche LLP

Detroit, Michigan
September 24, 1999